Exhibit 99.1

FOR IMMEDIATE RELEASE

Aldabra 2 Acquisition Corp. Signs Commitment Letter for Debt Financing to
Acquire Paper and Packaging Assets from Boise Cascade, L.L.C.

New York, NY – October 19, 2007 – Aldabra 2 Acquisition Corp. (AMEX: AII.U, AII, AII.WS, "Aldabra”) today announced that it has executed a firm commitment letter with Goldman Sachs Credit Partners LP (“GSCP”) for 100% of the debt financing related to Aldabra’s proposed acquisition of the paper, packaging, and newsprint assets of Boise Cascade, L.L.C. (“Boise Cascade”).  The GSCP $1.175 billion financing commitment consists of $925 million of senior secured term loan facilities and a $250 million senior secured revolving credit facility to fund the cash portion of the acquisition price.  In addition, GSCP has agreed to increase the senior secured term loan facilities by up to an additional $60.7 million to fund an incremental cash portion of the purchase price in the event that some of Aldabra’s stockholders elect to exercise their conversion rights.

In addition, Boise Cascade and Aldabra have signed an amendment to the Purchase and Sale Agreement entered into on September 7, 2007 to address any cash shortfall that might occur if Aldabra’s stockholders seek conversion rights in excess of such $60.7 million.  In such a case, Boise Cascade has agreed to increase its ownership up to 49% of equity in Aldabra after the acquisition (which will be renamed “Boise Paper Company”) and accept a subordinated promissory note for any shortfall in the cash portion of the purchase price that arises in the event that exercise of conversion rights by Aldabra’s stockholders would result in Boise Cascade’s ownership exceeding 49%.

Nathan Leight, Aldabra’s Chairman, said, “We are pleased to make this announcement early in the transaction process, particularly in light of the difficulties experienced recently in the credit markets.  We believe the prospects for Boise Paper Company are excellent, and our ability to obtain financing further highlights the strength of the business and provides validation of this transaction. ”

Aldabra also received word that its request for early termination of the Hart-Scott-Rodino Act waiting period for the proposed acquisition has been approved.  As previously announced, Aldabra expects to close the transaction in early 2008 subject to a receipt of stockholder approval.

THE ACQUISITION

As announced on September 7, 2007 Aldabra is acquiring the Combined Paper Businesses from Boise Cascade, which is a Madison Dearborn Partners, L.L.C. (“Madison Dearborn”) portfolio company.  The Combined Paper Businesses consists of Boise White Paper, L.L.C. (the “Paper Business”), Boise Packaging & Newsprint, L.L.C. (the “Packaging Business”) and Boise Cascade Transportation Holdings Corp. (collectively, the “Combined Paper Businesses”).  Boise Cascade will retain 100% ownership of its Wood Products and Building Materials Distribution businesses.

The transaction, which has been approved by the respective Board of Directors of Aldabra and Boise Cascade, is subject to customary closing conditions as well as the approval of Aldabra's stockholders.  In addition, the closing is conditioned on holders of fewer than 40% of the shares of Aldabra common stock issued in its initial public offering voting against the transaction and electing to convert those shares into cash, as permitted by Aldabra's certificate of incorporation.

 Additional information about the transaction as well as the Combined Paper Businesses’ operations and historical financial information are available in an investor presentation filed by Aldabra with the Securities and Exchange Commission on September 7, 2007 and in a proxy statement that will be filed shortly.

ABOUT THE COMBINED PAPER BUSINESSES

The Paper Business manufactures and sells uncoated free sheet (including printer and copy paper, label and release papers, envelope and commercial printing papers, and a wide range of premium and specialty papers), market pulp, and containerboard (corrugating medium).  Boise Paper Company is expected to have approximately 4,610 employees.

ABOUT ALDABRA

Aldabra 2 Acquisition Corp. is a special purpose acquisition corporation that was formed to acquire an unidentified operating business.  Aldabra consummated its initial public offering on June 22, 2007, receiving gross proceeds of $414 million through the sale of 41.4 million units of its securities at $10.00 per unit (following the exercise of the underwriters’ over-allotment).  Additional information about Aldabra 2 Acquisition Corp. may be found at http://www.aldabracorp2.com.

ADDITIONAL INFORMATION

Stockholders of Aldabra are urged to read the proxy statement regarding its proposed acquisition of the Combined Paper Businesses when it becomes available as it will contain important information regarding the transaction.  Copies of the proxy statement and other relevant documents filed by Aldabra, which will contain information about Aldabra and the Combined Paper Businesses, will be available when filed and without charge at the U.S. Securities and Exchange Commission's Internet site (http://www.sec.gov).

Aldabra and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition of the Combined Paper Businesses.  Information regarding Aldabra's directors and executive officers is available in its filings with the U.S. Securities and Exchange Commission.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement to be filed with the U.S. Securities and Exchange Commission when it becomes available.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  costs associated with running the Combined Paper Businesses by BPC as a stand-alone business; uncertainties as to the timing of the acquisition and the ability to obtain financing; approval of the transaction by Aldabra’s stockholders; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; and the competitive environment in the paper industry of and competitive responses to the proposed acquisition.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Aldabra and Boise Cascade undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Company Contacts:
Nathan Leight - Chairman
Jason Weiss - CEO
Aldabra 2 Acquisition Corp.
(212) 710-4100

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